FOR IMMEDIATE RELEASE	Contacts:
	Investors:	Michael Weitz 203-352-8642
Michael Guido, CFA 203-352-8779
	Media:	Matthew Altman 203-352-1177

WWE® Reports Strong First Quarter 2020 Results

Takes Action on COVID-19 Impact

First Quarter 2020 Highlights

•	Revenues increased 60% to $291.0 million as compared to the prior year quarter
•	Operating income was $53.3 million as compared to a loss of $6.8 million in the prior year quarter
•	Adj. OIBDA[1] increased to $77.3 million from $12.4 million in the prior year quarter
•	Announced multi-year distribution agreements with Sony Pictures Networks in India and DAZN in Germany to extend the reach of WWE content across television and digital platforms
•	WWE Network average paid subscribers[2] were 1.46 million, consistent with the Company’s guidance
•	Digital video views increased 25% to 9.6 billion and hours consumed increased 15% to 344 million across digital and social media platforms[3]

WrestleMania Highlights (April 4-5, 2020)

•

WWE set WrestleMania Week viewership records with more than 967 million video views across digital and social platforms[4], representing a 20% increase from the prior year. A record 46 million hours of content was consumed during the week, an increase of 28% from the prior year

•

WrestleMania (April 4 & 5, 2020)  was the most social event in WWE history with more than 13.8 million total social media interactions on Facebook, Instagram and Twitter, up 57% vs. last year’s WrestleMania[5]

•

WWE Network’s WrestleMania weekend subscriber additions (Friday-Sunday) were the highest in its history. Total subscribers reached 2.10 million on April 6, 2020, up 5% from the day after WrestleMania last year

COVID-19 Actions and Outlook

•

Due to COVID-19 and related government-mandated impacts on WWE moving forward, the Company has implemented various short-term cost reductions and cash flow improvement actions. These precautionary measures include reducing executive and board member compensation, decreasing operating expenses, cutting third-party staffing, consulting and talent costs, and reducing employee headcount by way of furlough

•

To enhance liquidity, management deferred spending on the Company’s new headquarters (reducing 2020 capital expenditures by $140 million), temporarily suspended the repurchase of stock under its $500 million program, and drew $200 million from its revolving credit facility after quarter-end

•

Management continues to believe the Company’s growth prospects remain strong and that WWE is well positioned to take full advantage of the changing media landscape and increasing value of live sports rights over the longer term (See COVID-19 Actions and Business Outlook, page 7)

STAMFORD, Conn., April 23,  2020 - WWE (NYSE: WWE) today announced financial results for its first quarter ended March 31, 2020.

“Our first quarter financial performance was strong and largely unimpacted by the COVID-19 outbreak,” said Vince McMahon, WWE Chairman & CEO. “Now we are in the midst of unprecedented times, which require us to be especially nimble, creative and efficient in order to ensure the long-term value of WWE. We are taking precautions to protect the health and safety of our performers and staff as we produce content in new ways, engage fans with a much-needed diversion and operate effectively in this evolving environment.”

Frank Riddick, interim Chief Financial Officer, added “In the quarter, we delivered revenue of $291 million and Adjusted OIBDA of $77.3 million exceeding our rescinded guidance as we offset the impact of canceled events by reducing production and other costs. Given the current uncertainties of the potential impacts of COVID-19 on our business, we have reduced employee, talent and other costs and delayed approximately $140 million in capital spending related to our new headquarters to strengthen our financial performance going forward and to ensure we have the resources necessary to execute our value creation strategy.”

First-Quarter Consolidated Results

Revenues increased 60% to $291.0 million as compared to the prior year quarter, primarily due to increased monetization of content in the Media segment,  which was partially offset by a reduction in live event ticket revenue and lower merchandise sales.

Operating Income was $53.3 million as compared to a loss of $6.8 million in the prior year quarter, driven by increased revenues in the Media segment partially offset by increases in fixed costs, particularly to support the creation of content. The Company’s Operating income margin increased to 18% from (4%) in the prior year quarter.

Adjusted OIBDA (which excludes stock compensation) increased to $77.3 million from $12.4 million in the prior year quarter. The Company’s Adjusted OIBDA margin increased to 27% from 7%.

Net Income was $26.2 million, or $0.31 per diluted share, as compared to a loss of $8.4 million, or a loss of $0.11 per diluted share, in the first quarter 2019. Net income in the current period reflected the impact of the finance lease that commenced in July 2019 related to the Company’s new headquarters. Current period results also included $11.5 million in impairment charges related to certain equity investments. Excluding the impact of the equity investment impairment charges, Adjusted Net Income6 increased to $34.9 million, or $0.41 per diluted share, due to improved operating performance.

Effective Tax Rate declined to  25% as compared to 26% in the prior year quarter.

Cash flows generated by operating activities reached $65.9 million as compared to $6.7 million in the prior year quarter driven by improved operating performance and, to a lesser extent, a reduced payout of management incentive compensation.

Free Cash Flow totaled $57.6 million as compared to a $10.1 million use of cash in the first quarter 2019  primarily due to the change in operating cash flow and, to a lesser extent, a reduction in capital expenditures.7

Cash, cash equivalents and short-term investments were $292 million as of March 31, 2020.  Additionally, subsequent to quarter-end, the Company drew $200 million in cash under its revolving line of credit. The Company’s current liquidity position (cash and short-term investments) is approximately  $500 million, which management believes provides adequate liquidity in this uncertain environment.

Return of Capital to Shareholders

The Company paid $9.3 million in dividends to shareholders during the first quarter.  Given the economic uncertainties of the current business environment, the Company has temporarily suspended purchases of WWE stock under its $500 million share repurchase program.

The schedule below reflects WWE’s performance by operating segment (in millions):1

	Three Months Ended
	March 31,
	2020	2019
Net Revenues:
Media	$256.6	$135.4
Live Events	17.5	26.2
Consumer Products	16.9	20.8
Total Net Revenues	$291.0	$182.4

Operating Income (Loss):
Media	$89.3	$16.3
Live Events	(3.2)	(0.2)
Consumer Products	2.9	5.0
Corporate	(35.7)	(27.9)
Total Operating Income (Loss)	$53.3	$(6.8)

Adjusted OIBDA:
Media	$102.6	$28.5
Live Events	(2.6)	0.8
Consumer Products	3.8	6.0
Corporate	(26.5)	(22.9)
Total Adjusted OIBDA	$77.3	$12.4

Basis of Presentation

For the first quarter ending March 31, 2020, net income included the impact of our finance lease related to the Company’s new headquarters and $11.5 million in impairment charges related to certain equity investments which are included as a component of Other (expense) income, net. Given the one-time nature of the equity investment impairments, the related charges have been adjusted from net income to show our results on a comparable year-over-year basis. A reconciliation of Net Income to Adjusted Net Income for the three-month periods ended March 31, 2020 and 2019 can be found in the supplemental schedule on page 14 of this release.

Results by Operating Segment

Media

Revenues increased 90% to $256.6 million from $135.4 million in the prior year quarter, primarily due to the escalation of domestic rights fees for the Company’s flagship programs, Raw and SmackDown,  and the favorable timing of the Company’s large-scale international event, Super ShowDown, as reflected in Other media revenues.

WWE Network’s  average paid subscribers decreased 8%  to approximately 1.46 million, consistent with the Company’s guidance.

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Network (including pay-per-view)	$43.5	$47.0
Core content rights fees [8]	133.2	68.1
Advertising and sponsorship	17.4	10.9
Other [9]	62.5	9.4
Total Revenues	$256.6	$135.4

Operating income increased by $73.0 million to $89.3 million as the growth in revenue was partially offset by increased fixed costs, particularly to support the creation of content.

Adjusted OIBDA increased to $102.6 million as compared to $28.5 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to produce high-quality flagship programming, secured content distribution agreements in key international markets, and leveraged platforms and partners to expand reach. Monday Night Raw remained the highest-rated program on USA Network and Friday Night SmackDown viewership on FOX broadcast increased by 16% over the prior year period.10 The Company completed multi-year distribution agreements with Sony Pictures Networks in India and DAZN in Germany, extending the reach of WWE content among television and digital platforms.  The Company continued to develop new original programs across platforms, partnering with Netflix to launch a feature film, The Main Event, and scripted series, The Big Show Show, which both ranked among Netflix’s top 10 most viewed programs during their premiere week in the second week of April. The Company also completed its second season of Miz & Mrs. on USA Network, premiered the fifth season of Total Bellas (April 2020), and expanded the reach of its content with sports partners. These sports partnerships included an expansion of its relationship with Fox Sports to offer 22 hours of content on Tuesday nights, beginning with a re-airing of Royal Rumble 2020 (March 31), and a  collaboration with ESPN to air historic WrestleMania events on Sundays (March 22 – April 5).  On WWE Network, the Company continued to provide compelling content to fans, airing historic pay-per-view events, headlined by its first-ever, two-night (April 4-5) marquee annual event, WrestleMania, and its Saudi Arabia event, Super ShowDown, as well as granting free access of its library content to global fans for a limited time.

Live Events

Revenues declined to $17.5 million from $26.2 million in the prior year quarter primarily due to a decrease in ticket revenue from events in North America. This reduction in ticket revenue was driven by the staging of 49 fewer events, resulting from the Company’s efforts to optimize its touring schedule and, to a lesser extent, COVID-19 related impacts. Average attendance at these events increased 33% to approximately 6,320  while the average ticket price of $53.46 was essentially unchanged from the prior year quarter. There were no Raw or SmackDown events held in international markets during the quarter.

	Three Months Ended
	March 31,
	2020	2019
Revenues:
North American ticket sales	$15.2	$24.1
International ticket sales	0.2	0.2
Advertising and sponsorship	0.1	0.4
Other [11]	2.0	1.5
Total Revenues	$17.5	$26.2

Operating income reflected a loss of $3.2 million as compared to a loss of $0.2 million in the prior year quarter, as the decrease in North America ticket sales (as described above) was partially offset by a reduction in event-related expenses.

Adjusted OIBDA reflected a loss of $2.6 million as compared to income of $0.8 million in the prior year quarter.

Key Highlights: During the quarter, WWE continued to stage successful, large-scale events globally, including Royal Rumble, which was performed before a capacity crowd of more than 42,000 fans at Minute Maid Park in Houston, and Super ShowDown in Saudi Arabia. Late in the quarter, WWE’s ability to stage action-packed events in front of arena audiences was impacted by both public health concerns associated with the COVID-19 outbreak and the related government mandates. This resulted in the cancellation, postponement, and relocation of the Company’s live events beginning in mid-March. Despite these challenges, WWE demonstrated its creativity in continuing to deliver compelling content to its global fanbase, including its flagship programs, Raw and SmackDown, and its marquee annual event, WrestleMania.

Consumer Products

Revenues declined to $16.9 million from $20.8 million in the prior year quarter reflecting lower product sales across the Company’s distribution platforms, including licensing agreements, live event venues and, to a lesser extent, at the Company’s e-commerce site, WWE Shop. Lower sales of merchandise at the Company’s live event venues was driven by the staging of fewer events (as described above).

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Consumer product licensing	$7.7	$9.4
eCommerce	6.0	6.6
Venue merchandise	3.2	4.8
Total Revenues	$16.9	$20.8

Operating income was $2.9 million as compared to $5.0 million in the prior year quarter resulting from the decline in revenue.

Adjusted OIBDA was $3.8 million as compared to $6.0 million in the prior year quarter.

Key Highlights:  During the quarter, WWE continued to support new product releases in key and emerging categories such as Food, Toy, and proprietary Title Belts, while driving growth in its mobile game portfolio. Expanding its channels of distribution, WWE and Unilever launched its Superstar Ice Cream Sandwiches at grocery accounts nationwide. WWE Shop continued to grow the collectibles business, releasing three unique replica titles resulting in more than 21% collectibles category revenue growth year over year, for the quarter. Additionally, mobile games WWE SuperCard and WWE Champions both saw greater than 10% revenue growth over the prior year quarter.

COVID-19 Actions and Business Outlook12

The spread of COVID-19 and related government mandates have impacted WWE’s business as the Company has been directed to cancel, postpone or relocate its live events beginning in mid-March. To-date, the company has been able to substantially offset the loss of ticket and merchandise sales at its live events by reducing its operating expenses across each area of business. These efforts were highlighted by the introduction of a new model for producing content.

The Company believes, however, that the potential impact of COVID-19 may not be limited to the sale of live event tickets and merchandise and the adverse impacts on other areas of operation are not known at this time. To mitigate the potential risks to its performance, the Company evaluated its operations and developed extensive contingency plans, which resulted in the implementation of various short-term cost reductions and cash flow improvement actions. These precautionary measures included reducing executive and board member compensation, decreasing operating expenses, cutting third party staffing, consulting and talent expenses, and a reduction of headcount by way of furlough. The decision to furlough rather than permanently reduce headcount reflects the fact that the Company currently believes the reduction will be temporary in nature. Notably, the Company’s reductions of employee compensation and headcount result in an estimated savings of $4 million per month.

To enhance WWE’s liquidity, management has deferred spending on the Company’s new headquarters, directly reducing 2020 capital expenditures by approximately $140 million. For 2020, the Company now estimates total capital expenditures of $40 - $50 million (as compared to previous guidance of $180 - $220 million). As additional precautionary measures, management has also temporarily suspended the repurchase of stock under its $500 million program and drew $200 million from its revolving credit facility after quarter-end. As such, management believes the Company will have sufficient liquidity, which currently totals approximately $500 million, to manage the challenges ahead.

The Company remains unable to quantify the potential impact of COVID-19 on its business, but the financial impact to the Company may be material. Accordingly, the Company previously withdrew its full year 2020 guidance and, based on sustained economic uncertainties, is not reinstating guidance at this time. Management continues to believe the Company’s growth prospects remain strong and that WWE is well positioned to take full advantage of the changing media landscape and increasing value of live sports rights over the longer term.

Notes

(1)

The definition of Adjusted OIBDA can be found in the Non-GAAP Measures section of the release on pages 8-9. A reconciliation of three months ended March 31, 2020 and 2019 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release on page 15

(2)

Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses

(3)	Consumption includes videos viewed on third party (Facebook, YouTube, Twitter, Instagram, Snapchat, TikTok, Twitch, etc.) and WWE platforms (WWE.com and WWE App)
(4)	WrestleMania week video views measured across WWE Network, WWE.com, YouTube, Twitter, Facebook, Instagram, TikTok and Snapchat
(5)	WWE’s social media interactions during WrestleMania (April 4 & 5) measured according to Nielsen Social
(6)	A reconciliation of three months ended March 31, 2020 and 2019 Net Income to Adjusted Net Income can be found in the Supplemental Information in this release on page 14
(7)	A reconciliation of three months ended March 31, 2020 and 2019 Free Cash Flow to Net cash provided by operating activities can be found in the Supplemental Information in this release on page 16
(8)

Core content rights fees consist primarily of licensing revenues earned from the distribution of our flagship programs, Raw and SmackDown, as well as our NXT programming, through global broadcast, pay television and digital platforms

(9)

Other forms of media monetization reflect revenues earned from the distribution of other WWE content, including, but not limited to, certain live in-ring programming content in international markets, scripted, reality and other programming, as well as theatrical and direct-to-home video releases

(10)	SmackDown television viewership is measured on a Live+SD basis for Q1 2020 and Q1 2019, during which the program aired on FOX broadcast and USA Network, respectively
(11)

Other Live Events includes revenue from the sale of travel packages associated with the Company’s global live events, and commissions earned through secondary ticketing as well as revenue from events for which the Company receives a fixed fee

(12)

The Company’s business model and expected results will continue to be subject to significant execution and other risks, including risks relating to the impact of the COVID-19 outbreak on WWE’s business, results of operations and financial condition, entering, maintaining and renewing major distribution agreements,  uncertainties associated with international markets and risks inherent in large live events, and other risk factors previously disclosed in our annual report on Form 10-K for the year ended December 31, 2019 and supplemented in our Current Report on Form 8-K filed with the SEC on March 17, 2020

Non-GAAP Measures

The Company defines Adjusted OIBDA as operating income excluding depreciation and amortization, stock-based compensation expense, certain impairment charges and other non-recurring material items that otherwise would impact the comparability of results between periods. Adjusted OIBDA includes amortization and depreciation expenses directly related to the Company's revenue generating activities, including content production asset amortization, depreciation and amortization of costs related to content delivery and technology assets utilized for the WWE Network, as well as amortization of right-of-use assets related to finance leases of equipment used to produce and broadcast our live events. The Company believes the presentation of Adjusted OIBDA is relevant and useful for investors because it allows them to view the Company’s segment performance in the same manner as the primary method used by management to evaluate segment performance and to make decisions regarding the allocation of resources. Additionally, the Company believes that Adjusted OIBDA is a primary measure used by media investors, analysts and peers for comparative purposes.

Adjusted OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. WWE views operating income as the most directly comparable GAAP measure. Adjusted OIBDA (and other non-GAAP measures such as Adjusted Operating Income,  Adjusted Net Income and Adjusted EPS which are defined as the GAAP measures excluding certain nonrecurring, material items that impact the comparability between periods) should not be considered in isolation from, or as a substitute for, operating income, net income, EPS or other GAAP measures, such as operating cash flow, as an indicator of operating performance or liquidity.

The Company defines Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. WWE views net cash provided by operating activities as the most directly comparable GAAP measure. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash WWE’s continuing business generates after capital expenditures and is available for reinvesting in the business, debt service, and payment of dividends.

Additional Information

Additional business metrics are made available to investors on the corporate website - corporate.wwe.com/investors.   Note: As previously announced WWE will host a conference call at 5:00 p.m. ET on April 23rd to discuss the Company's earnings results for the first quarter of 2020.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s website at corporate.wwe.com/investors. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-323-794-2092 from outside the U.S. (conference ID for both lines: 5927456).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on April 23, 2020 at corporate.wwe.com/investors. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s website.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The Company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE’s TV-PG, family-friendly programming can be seen in more than 800 million homes worldwide in 28 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries.  The Company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: the impact of the COVID-19 outbreak on our business, results of operations and financial condition; entering, maintaining and renewing major distribution agreements; a rapidly evolving media landscape; WWE Network (including the risk that we are unable to attract, retain and renew subscribers); our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets including possible disruptions and reputational risks; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including without limitation, claims alleging traumatic brain injury; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our indebtedness including our convertible notes; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the volatility of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net revenues	$291.0	$182.4
Operating expenses	175.4	135.4
Marketing and selling expenses	22.7	23.1
General and administrative expenses	28.7	24.3
Depreciation and amortization	10.9	6.4
Operating income (loss)	53.3	(6.8)
Interest expense	8.2	6.3
Other (expense) income, net	(10.4)	1.8
Income (loss) before income taxes	34.7	(11.3)
Provision for (benefit from) income taxes	8.5	(2.9)
Net income (loss)	$26.2	$(8.4)

Earnings (loss) per share:
Basic	$0.34	$(0.11)
Diluted	$0.31	$(0.11)

Weighted average common shares outstanding:
Basic	77.3	78.0
Diluted	85.1	78.0
Dividends declared per common share (Class A and B)	$0.12	$0.12

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	March 31,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$158.5	$90.4
Short-term investments, net	133.0	160.0
Accounts receivable, net	136.3	124.8
Inventory	8.3	8.3
Prepaid expenses and other current assets	25.7	20.8
Total current assets	461.8	404.3
PROPERTY AND EQUIPMENT, NET	172.9	174.8
FINANCE LEASE RIGHT-OF-USE ASSETS, NET	318.2	289.9
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	15.7	20.8
CONTENT PRODUCTION ASSETS, NET	17.5	20.1
INVESTMENT SECURITIES	16.4	28.1
DEFERRED INCOME TAX ASSETS, NET	8.1	7.2
OTHER ASSETS, NET	47.0	47.0
TOTAL ASSETS	$1,057.6	$992.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2.4	$3.6
Finance lease liabilities	9.3	7.9
Operating lease liabilities	3.6	6.6
Convertible debt	190.2	188.7
Accounts payable and accrued expenses	84.3	80.6
Deferred income	62.4	56.9
Total current liabilities	352.2	344.3
LONG-TERM DEBT	22.0	22.1
FINANCE LEASE LIABILITIES	368.7	335.5
OPERATING LEASE LIABILITIES	12.2	14.6
OTHER NON-CURRENT LIABILITIES	0.4	0.4
Total liabilities	755.5	716.9
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.5	0.5
Class B convertible common stock	0.3	0.3
Additional paid-in capital	417.3	405.4
Accumulated other comprehensive income	0.8	2.8
Accumulated deficit	(116.8)	(133.7)
Total stockholders’ equity	302.1	275.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,057.6	$992.2

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$26.2	$(8.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and impairments of content production assets	8.9	8.9
Depreciation and amortization	12.1	8.0
Other amortization	4.2	3.5
Loss on equity investments, net	11.7	0.2
Services provided in exchange for equity instruments	(0.2)	(0.8)
Stock-based compensation	13.1	12.8
Benefit from deferred income taxes	(0.8)	(0.8)
Other non-cash adjustments	4.8	1.1
Cash (used in) provided by changes in operating assets and liabilities:
Accounts receivable	(21.4)	24.0
Inventory	(0.5)	(1.0)
Prepaid expenses and other assets	6.7	(9.4)
Content production assets	(9.3)	(4.8)
Accounts payable, accrued expenses and other liabilities	4.7	(38.8)
Deferred income	5.7	12.2
Net cash provided by operating activities	65.9	6.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(8.3)	(16.8)
Purchases of short-term investments	(8.7)	(13.4)
Proceeds from sales and maturities of investments	33.5	20.5
Purchase of investment securities	—	(0.1)
Net cash provided by (used in) investing activities	16.5	(9.8)
FINANCING ACTIVITIES:
Repayment of debt	(1.3)	(1.3)
Repayment of finance leases	(2.6)	(2.0)
Dividends paid	(9.3)	(9.4)
Taxes paid related to net settlement upon vesting of equity awards	(2.5)	(0.1)
Proceeds from issuance of stock	1.4	1.2
Net cash used in financing activities	(14.3)	(11.6)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68.1	(14.7)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	90.4	167.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$158.5	$152.8
NON-CASH INVESTING TRANSACTIONS:
Purchases of property and equipment recorded in accounts payable and accrued expenses	$4.5	$10.3

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted Net Income

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2020			2019
	As Reported	Loss on Investments (1)	Adjusted	As Reported	Adjusted
Operating income (loss)	$53.3	$—	$53.3	$(6.8)	$(6.8)
Interest expense	8.2	—	8.2	6.3	6.3
Other (expense) income, net	(10.4)	11.5	1.1	1.8	1.8
Income (loss) before taxes	34.7	11.5	46.2	(11.3)	(11.3)
Provision for (benefit from) income taxes	8.5	2.8	11.3	(2.9)	(2.9)
Net income (loss)	$26.2	$8.7	$34.9	$(8.4)	$(8.4)
Earnings (loss) per share - diluted	$0.31	$0.10	$0.41	$(0.11)	$(0.11)

(1)

During the first quarter of 2020, the Company recorded impairment charges totaling $11.5 million on certain equity investments as a result of our impairment evaluations. The Company did not record any impairment charges related to these investments during the three months ended March 31, 2019

World Wrestling Entertainment, Inc.

Supplemental Information – Reconciliation of Adjusted OIBDA

(In millions, except per share data)

(Unaudited)

	Three Months Ended March 31, 2020
	Operating Income (Loss)	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$89.3	$3.9	$9.4	$—	$102.6
Live Events	(3.2)	—	0.6	—	(2.6)
Consumer Products	2.9	—	0.9	—	3.8
Corporate	(35.7)	7.0	2.2	—	(26.5)
Total	$53.3	$10.9	$13.1	$—	$77.3

	Three Months Ended March 31, 2019
	Operating (Loss) Income	Depreciation & Amortization	Stock Compensation	Other Adjustments	Adjusted OIBDA
Media	$16.3	$2.8	$9.4	$—	$28.5
Live Events	(0.2)	—	1.0	—	0.8
Consumer Products	5.0	—	1.0	—	6.0
Corporate	(27.9)	3.6	1.4	—	(22.9)
Total	$(6.8)	$6.4	$12.8	$—	$12.4

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net cash provided by operating activities	$65.9	$6.7
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(8.3)	(16.8)
Free Cash Flow	$57.6	$(10.1)